                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive proxy statement

     [ ] Definitive additional materials

     [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
                         SIGMATRON INTERNATIONAL, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
                         SIGMATRON INTERNATIONAL, INC.
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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     (3) Filing party:

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     (4) Date filed:

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

                         SIGMATRON INTERNATIONAL, INC.
                              2201 LANDMEIER ROAD
                          ELK GROVE VILLAGE, IL 60007

                                                                 August 14, 1998

Notice of Annual Stockholders Meeting:

     You are hereby notified that the 1998 Annual Meeting of Stockholders of SigmaTron International, Inc. (the "Company") will be held at the Holiday Inn located at 1000 Busse Road, Elk Grove Village, Illinois at 10:00 a.m. local time, on Friday, September 18, 1998, for the following purposes:

        1. To elect two Class II directors to hold office until the 2001 Annual Meeting.

        2. To consider a proposal to ratify the selection of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending April 30, 1999.

        3. To transact such other business as may properly come before the Meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on July 24, 1998 as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting.

     You are urged to attend the Meeting in person. Whether or not you expect to be present in person at the Meeting, please date, sign and return the enclosed proxy in the envelope provided.

                                          By Order of the Board of Directors

                                          LINDA K. BLAKE
                                          Secretary

                         SIGMATRON INTERNATIONAL, INC.
                              2201 LANDMEIER ROAD
                          ELK GROVE VILLAGE, IL 60007

                      1998 ANNUAL MEETING OF STOCKHOLDERS
                               SEPTEMBER 18, 1998

                                PROXY STATEMENT

                                    GENERAL

     This Proxy Statement and the accompanying proxy are furnished to stockholders of SigmaTron International, Inc. (the "Company") in connection with the solicitation of proxies by the Company's Board of Directors for use at the 1998 Annual Meeting of Stockholders (the "Meeting") to be held at the Holiday Inn located at 1000 Busse Road, Elk Grove Village, Illinois, at 10:00 a.m. local time, on Friday, September 18, 1998, for the purposes set forth in the accompanying Notice of Meeting. The Proxy Statement, the form of proxy included herewith and the Company's Annual Report to Stockholders for the fiscal year ended April 30, 1998 are being mailed to stockholders on or about August 14, 1998.

     Stockholders of record at the close of business on July 24, 1998 are entitled to notice of and to vote at the Meeting. On such date there were outstanding 2,881,227 shares of common stock, par value $.01 per share (the "Common Stock"). The presence, in person or by proxy, of the holders of a majority of the shares of Common Stock outstanding and entitled to vote at the Meeting is necessary to constitute a quorum. In deciding all questions, each holder of Common Stock shall be entitled to one vote, in person or by proxy, for each share held on the record date.

     Votes cast by proxy or in person at the Meeting will be tabulated by the election inspector appointed for the Meeting and will determine whether or not a quorum is present. The election inspectors will treat abstentions as shares that are present and entitled to vote but as not voted for purposes of determining the approval of any matter submitted to the stockholders for a vote. Abstentions will have the same effect as negative votes. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

     Properly executed proxies will be voted in the manner directed by the stockholders. If no direction is made, such proxies will be voted FOR the election of all nominees named under the caption "Election of Directors" as set forth therein as directors of the Company, and FOR the ratification of the selection of Ernst & Young LLP as the Company's Independent Auditors. Any proxy may be revoked by the stockholder at any time prior to the voting thereof by notice in writing to the Secretary of the Company, either prior to the Meeting (at the above address) or at the Meeting if the stockholder attends in person. A later dated proxy will revoke a prior dated proxy.

     As of the date of this Proxy Statement, the Board of Directors knows of no other business which will be presented for consideration at the Meeting. If other proper matters are presented at the Meeting, however, it is the intention of the proxy holders named in the enclosed form of proxy to take such actions as shall be in accordance with their best judgment.

     The information contained in this Proxy Statement relating to the occupations and security holdings of directors and officers of the Company and their transactions with the Company is based upon information received from each individual as of July 24, 1998.

                             HOLDINGS OF DIRECTORS
                             AND EXECUTIVE OFFICERS

     The following table sets forth certain information regarding beneficial ownership of Common Stock as of July 24, 1998 by (i) each director of the Company, (ii) each executive officer of the Company, (iii) each person (including any "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934) who is known by the Company to own beneficially more than 5% of the outstanding Common Stock, and (iv) all directors and executive officers as a group.

                              BENEFICIAL OWNERSHIP

                                                              NUMBER OF
                            NAME                              SHARES(1)    PERCENT
                            ----                              ---------    -------
Circuit Systems, Inc.(2)....................................   488,413      15.6%
  2350 E. Lunt
  Elk Grove Village, IL 60007
Tang Foundation for the Research of
  Traditional Chinese Medicine(3)...........................   247,000       7.9
  3773 Howard Hughes Pkwy., Ste. 350N
  Las Vegas, NV 89109
Tang Family Foundation(3)...................................   179,413       5.7
  3773 Howard Hughes Pkwy., Ste. 350N
  Las Vegas, NV 89109
Gary R. Fairhead(4)(5)......................................   157,912       5.0
  2201 Landmeier Road
  Elk Grove Village, IL 60007
Gregory A. Fairhead(5)......................................    56,157       1.8
John P. Sheehan(5)..........................................    54,442       1.7
Linda K. Blake(5)...........................................    15,150         *
Nunzio A. Truppa(5).........................................     2,100         *
Dilip S. Vyas(6)(7)(11).....................................    15,500         *
John P. Chen(7)(8)(11)......................................    50,700       1.6
William C. Mitchell(7)(11)..................................    15,700         *
D.S. Patel(2)(9)(11)........................................     5,000         *
Thomas W. Rieck(4)(11)......................................     5,000         *
Franklin D. Sove(10)(11)....................................     6,000
Steven A. Rothstein(11).....................................     5,100         *
All directors and executive officers as a group(12).........   388,761      12.4%

---------------
  *  Less than 1 percent

 (1) Unless otherwise indicated in the footnotes to this table, the Company believes the persons named in this table have sole voting and investment power with respect to all shares of Common Stock reflected in this table.

 (2) Circuit Systems, Inc. ("CSI") is a publicly held corporation which manufactures printed circuit boards. D.S. Patel owns approximately 30% of the outstanding common stock of CSI. Other officers and directors of the Company also own shares of CSI common stock.

 (3) Both Tang Foundation for the Research of Traditional Chinese Medicine and Tang Family Foundation are not-for-profit corporations. Each of these entities, whose combined ownership represents in excess of 5% of the outstanding Common Stock, is controlled by Cyrus Tang.

 (4) Thomas W. Rieck and Gary R. Fairhead serve on the Board of Directors of
     CSI.

 (5) The number of shares includes 46,500, 44,500, 51,000, 14,000 and 2,000 of currently exercisable stock options for Gary R. Fairhead, Gregory A. Fairhead, John P. Sheehan, Linda K. Blake and Nunzio A. Truppa, respectively. The service-based options are included solely for the purpose of showing total shares owned.

 (6) Dilip S. Vyas is a Director and Vice President -- Business Development of CSI.

 (7) Includes 3,500 shares of Common Stock subject to options granted in September 1994 under the 1994 Directors' Stock Option Plan ("Directors' Plan"), 3,500 shares granted in September 1995 and 3,500 granted in September 1996. All options deemed are exercised solely for purposes of showing total shares owned by such non-employee directors.

 (8) John P. Chen is Chief Financial Officer of National Material L.P. The number of shares includes 35,000 shares from Directors' Warrants granted in February 1994, deemed exercised solely for purposes of showing total shares owned by Mr. Chen.

 (9) D.S. Patel is the Chairman of the Board of Directors, President and Chief Executive Officer of CSI and owns approximately 30% of CSI's outstanding common stock.

(10) Franklin D. Sove is Vice President of Tang Industries, Inc.

(11) Includes 5,000 shares of common stock subject to options granted in September 1997 under the 1997 Directors' Stock Option Plan ("Directors' Plan"). All options are deemed exercised solely for purposes of showing total shares owned by such non-employee directors.

(12) See also footnotes (4)-(11). Excludes shares held by CSI and the Tang entities.

                             ELECTION OF DIRECTORS

     Pursuant to the Company's Certificate of Incorporation, the Board of Directors is divided into three classes of directors serving three-year terms. The terms of Class I directors (Messrs. Mitchell, Rieck and Rothstein) expire in 2000; the term of Class II directors (Messrs. Chen and Patel) expire in 1998; and the terms of Class III directors (Messrs. Fairhead, Sove and Vyas) expire in 1999. All directors of each class will hold their positions until the annual meeting of stockholders at which time the terms of the directors in such class expire, or until their respective successors are elected and qualify.

           NOMINEES FOR ELECTION AS CLASS II DIRECTORS AT THE MEETING

     Two Class II directors are to be elected by a plurality of the stockholder votes cast at the Meeting, to serve until the 2001 Annual Meeting of Stockholders and until their successors shall be elected and shall qualify. The following persons have been nominated:

                                                                                                DIRECTOR OF
                                          PRINCIPAL OCCUPATION(S) DURING PAST FIVE YEARS          COMPANY
            NAME                AGE               AND OTHER PUBLIC DIRECTORSHIPS                   SINCE
            ----                ---       ----------------------------------------------        -----------
John P. Chen................    44     Chief Financial Officer of National Material L.P.           1994
  Class II                             since 1993. Prior thereto President of OSI, an office
                                       furniture manufacturer.
D.S. Patel..................    57     Chairman of the Board of Directors President and            1994
  Class II                             Chief Executive Officer of CSI since 1987. Director
                                       of Olympic Cascade Financial Corporation since March
                                       1998.

     The Board of Directors knows of no reason why either of the foregoing nominees will be unavailable to serve, but, in the event of any such unavailability, the proxies received will be voted for such substitute nominees as the board of Directors may recommend. THE ENCLOSED PROXY CANNOT BE VOTED FOR A GREATER NUMBER OF PERSONS THAN TWO, THE NUMBER OF NOMINEES NAMED IN THIS PROXY STATEMENT.

                                          DIRECTORS WHOSE TERMS EXTEND BEYOND THE MEETING       DIRECTOR OF
                                          PRINCIPAL OCCUPATION(S) DURING PAST FIVE YEARS          COMPANY
            NAME                AGE               AND OTHER PUBLIC DIRECTORSHIPS                   SINCE
            ----                ---       -----------------------------------------------       -----------
Gary R. Fairhead............    46     President of the Company and Director since February        1994
  Class III                            1990. Director of CSI.

Franklin D. Sove............    63     Mr. Sove has been Vice President of Tang Industries,        1994
  Class III                            Inc. since 1996. Prior, Mr. Sove was CEO of National
                                       Material L.P. from September 1996 and Executive Vice
                                       President of Tang Industries, Inc. from May 1989.

Dilip S. Vyas...............    50     Director and Vice President -- Business Development         1994
  Class III                            of CSI since 1987.

William C. Mitchell.........    72     Director of LaSalle Bank N.A. and its predecessor           1994
  Class I                              since 1995; consultant to Lake Shore Bank Corp.,
                                       Inc., 1993, prior thereto Chairman of Lake Shore Bank
                                       Corp. and Director and CEO of Lake Shore National
                                       Bank of Chicago from 1975 to 1993.

Thomas W. Rieck.............    53     Attorney and Partner of Rieck and Crotty, P.C.              1994
  Class I                              Director of CSI.

Steven A. Rothstein.........    47     Chairman of the Board of National Securities                1994
  Class I                              Corporation of Seattle, Washington since 1995.
                                       Chairman and President of Olympic Cascade Financial
                                       Corporation, the parent holding Company of National
                                       Securities Corporation. Prior to 1995, Managing
                                       Director of H.J. Meyers & Co. (1994-1995) and Rodman
                                       & Renshaw (1992-1994) and Oppenheimer & Co. (from
                                       June 1990), companies in the securities broker-dealer
                                       business. Mr. Rothstein was nominated and elected as
                                       a designee of the underwriters in connection with the
                                       Company's February 1994 initial public offering;
                                       Director of New World Coffee, Inc., Vita Food
                                       Products, Inc., American Craft Brewing International,
                                       Inc., Home Security International, Inc. and Gateway
                                       Data Sciences.

                               EXECUTIVE OFFICERS

     The executive officers of the Company are as follow:

                 NAME                      AGE                          POSITION
                 ----                      ---                          --------
Gary R. Fairhead(1)(2).................    46     President and Chief Executive Officer

Linda K. Blake(3)......................    37     Chief Financial Officer, Vice President -- Finance,
                                                  Treasurer and Secretary

Nunzio A. Truppa(4)....................    60     Vice President -- Domestic Operations

Gregory A. Fairhead(1)(5)..............    42     Vice President -- Mexican Operations and Assistant
                                                  Secretary

John P. Sheehan(6).....................    37     Vice President -- Director of Materials and Assistant
                                                  Secretary

---------------
(1) Gary R. and Gregory A. Fairhead are brothers.

(2) Gary R. Fairhead has been the President and Director of the Company since February 1990. Mr. Fairhead has been a Director of CSI since 1995.

(3) Linda K. Blake has been the Company's Vice President of Finance, Treasurer, Secretary and Chief Financial Officer since February 1994 and was Controller of the Company from June 1991 to February 1994.

(4) Nunzio A. Truppa has been Vice President -- Domestic Operations for the Company, or held equivalent management positions with the Company's predecessor, since January 1987.

(5) Gregory A. Fairhead has been Vice President -- Mexican Operations for the Company since February 1990 and is Assistant Secretary.

(6) John P. Sheehan has been Vice President -- Director of Materials of the Company since February, 1990 and is Assistant Secretary.

DIRECTOR COMMITTEES; BOARD MEETINGS

     The Board of Directors has established an Audit Committee, a Compensation Committee, a Nominating Committee, and an Offer Evaluation Committee. Each committee is composed of at least two independent directors who together constitute a majority of each committee.

     The functions of the Audit Committee are to recommend annually to the Board of Directors the appointment of the independent public accountants of the Company, discuss and review the scope and the fees of the prospective annual audit and review the results thereof with the independent public accountants, review and approve non-audit services of the independent public accountants, review compliance with existing major accounting and financial policies of the Company, review the adequacy of the financial organization of the Company and review management's procedures and policies relative to the adequacy of the Company's internal accounting controls. Messrs. Mitchell, Rieck, and Sove are members of the Audit Committee, of which Mr. Sove is the Chairman.

     The functions of the Compensation Committee are to review and approve annual salaries and bonuses for all executive officers and review, approve and recommend to the Board of Directors the terms and conditions of all employee benefit plans or changes thereto and administer the Company's 1993 Stock Option Plan. Messrs. Mitchell, Rieck and Rothstein are members of the Compensation Committee, of which Mr. Mitchell is the Chairman.

     The functions of the Nominating Committee are to review and recommend to the Board of Directors a slate of nominees for each election of members to the Board of Directors, to review and recommend changes to the number, classification, and term of directors and to receive and review nominations by Stockholders with regard to the nomination process. The nominating committee will accept nominees recommended by stockholders. However, the Company's bylaws establish an advance notice procedure for such nominations.

Generally, such notice must be received by the Secretary of the Company not less than 60 and no more than 90 days prior to a regularly scheduled annual meeting of stockholders, or within 10 days after receipt of notice of an annual meeting of stockholders if the date of such meeting has not be publicly disclosed within 70 days prior to the meeting date. Messrs. Mitchell, Rieck and Rothstein are members of the Nominating Committee.

     The Offer Evaluation Committee consists of such members who are appointed each time the Company receives an offer to purchase its assets or Common Stock. The functions of the Offer Evaluation Committee are to review and evaluate all offers to purchase substantially all or a majority of the capital stock or assets of the Company and make a recommendation to the Board of Directors concerning the offer itself and whether investment banking assistance should be employed by the Company.

     The Board of Directors held five meetings during the fiscal year ended April 30, 1998. The Compensation Committee held two meetings and the Audit Committee held one meeting during fiscal 1998. The Nominating Committee held one meeting during fiscal 1998 and no Offer Evaluation Committee was constituted in fiscal 1998.

COMPENSATION OF DIRECTORS

     Non-employee directors are paid $1,000 for each Board of Directors, Audit and Compensation meeting attended up to an amount not to exceed $10,000 per director per year. Each non-employee director was paid $1,000 per meeting. Non-employee directors also received options to acquire shares of Common Stock under the Company's 1994 Directors' Stock Option Plan, which calls for the grant of options for 3,500 shares per director at each of the 1994, 1995 and 1996 annual stockholders' meetings. The 1997 Directors' Stock Option Plan grants non-employee directors to receive options to acquire 5,000 shares of Common Stock at each annual stockholders meeting in 1997, 1998 and 1999. Such options are exercisable for ten years from the respective date of grant at a price based on the price of the Common Stock on the respective grant dates.

                             EXECUTIVE COMPENSATION

     The following table sets forth a summary of all compensation paid by the Company for its fiscal years ended April 30, 1998, 1997 and 1996 to the Company's Chief Executive Officer and each executive officer of the Company whose total annual salary, bonus and other compensation for such year exceeded $100,000:

                                                   ANNUAL COMPENSATION
                                                 ------------------------    COMPENSATION     ALL OTHER
                                                 SALARY         BONUS          OPTIONS       COMPENSATION
     NAME AND PRINCIPAL POSITION                   ($)           ($)           (#) (5)         ($) (6)
     ---------------------------                 ------         -----        ------------    ------------
Gary R. Fairhead......................   1998    145,600      2,800(1)          --               --
President and Chief Executive Officer    1997    145,600    225,600(2)(4)       --               --
                                         1996    145,600    205,600(3)(4)       --               --

Gregory A. Fairhead...................   1998    127,017      2,350(1)          --               --
  Vice President and General             1997    119,950    124,700(2)(4)       --               --
  Manager-Mexican Operations             1996    109,250     94,000(3)(4)       --               --
  and Assistant Secretary

John P. Sheehan.......................   1998     93,548      1,731(1)          --               --
  Vice President-Director of Materials   1997     88,692     93,462(2)(4)       --               --
  and Assistant Secretary                1996     81,700     77,900(3)(4)       --               --

Linda K. Blake........................   1998     81,075      1,500(1)          --               --
  Chief Financial Officer, Vice          1997     76,500     63,000(2)(4)       --               --
  President-Finance, Treasurer           1996     68,700     47,400(3)(4)       --               --
  and Secretary

Nunzio A. Truppa......................   1998    105,398      1,950(1)          --              184,841
  Vice President-Domestic Operations     1997    101,400     23,900(2)(4)       --              208,278
                                         1996    101,400       --  (3)(4)       --              185,464

---------------
(1) Represents one week bonus paid to all SigmaTron employees (U.S.).

(2) Represents bonus earned in fiscal 1997 and paid in fiscal 1998.

(3) Represents bonus earned in fiscal 1996 and paid in fiscal 1996.

(4) Includes one week bonus paid twice a year to all SigmaTron employees (U.S.).

(5) See chart below for exercisable and unexercisable options in last fiscal year.

(6) Represents commission paid to Mr. Truppa for sales made in fiscal 1998, 1997 and 1996.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

     The following table sets forth certain information with respect to each named executive officer of the Company concerning the exercise of options during the fiscal year ended April 30, 1998, as well as any unexercised options held as of the end of such fiscal year.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES

                                                                     NUMBER OF SHARES          VALUE OF UNEXERCISED
                                                                  UNDERLYING UNEXERCISED        IN-THE-MONEY OPTION
                                  SHARES                          OPTIONS AT FY-END(#)(1)         AT FY-END($)(1)
                               ACQUIRED ON          VALUE              EXERCISABLE/                EXERCISABLE/
           NAME                EXERCISE(#)       REALIZED($)           UNEXERCISABLE               UNEXERCISABLE
           ----                -----------       -----------      -----------------------      --------------------
Gary R. Fairhead...........       --                --                 46,500/86,250               51,671/25,835
Gregory A. Fairhead........       --                --                 44,500/78,250               51,671/25,835
John P. Sheehan............       --                --                 51,000/61,500               68,894/17,224
Linda K. Blake.............       6,000            52,140              14,000/50,000                3,626/3,626
Nunzio A. Truppa...........       --                --                  2,000/8,000                     0/0

---------------
(1) These options are service-based options. A portion of these options vest over a five-year period beginning in February 1995 and the remaining options vest over a five-year period beginning in July 1998.

Effective as of July 1, 1997, the Board of Directors authorized the cancellation of 425,000 option shares under the 1993 Plan, which options were to vest only upon the attainment of certain earnings per shares levels, and the replacement of such options with an equal number of service-based options.

STOCK PRICE PERFORMANCE GRAPH

     The following performance graph compares the percentage change in the cumulative total stockholder return on the Company's Common Stock during the period from the Company's Initial Public Offering on February 9, 1994 through April 30, 1998 with the cumulative total return on (i) a group consisting of the Company's peer corporations on a line-of-business basis (the "Peer Group") and
(ii) the NASDAQ Composite Index (Total Return). The comparison assumes $100 was invested on February 9, 1994 in the Company's Common Stock, the Peer Group (allocated equally among each of the Peer Group members) and the NASDAQ Composite Index and assumes reinvestment of dividends, if any. The Peer Group consists of Benchmark Electronics, Inc., DII Group, Inc.(formerly known as Dovatron International, Inc.), IEC Electronics Corp., Plexus Corp., SCI Systems, Inc. and Solectron Corp.

     Comparison of Five* year cumulative Total Among SigmaTron International, Inc. the Peer Group and the Nasdaq Composite Index (Total Return)

                                                     SIGMATRON
               Measurement Period                  INTERNATIONAL         NASDAQ             PEER
             (Fiscal Year Covered)                      INC              INDEX             GROUP
9 Feb 94                                                       100               100               100
Apr 94                                                      107.14             91.79             83.36
Apr 95                                                       98.21            106.69             88.24
Apr 96                                                      110.71            152.09            144.02
Apr 97                                                      239.28            161.05            188.96
Apr 98                                                      125.88            240.91            279.75

---------------

* Prior to February 9, 1994, the Company's Common Stock was not publicly traded. Comparative data is provided only for the period from that date through April 30, 1998.

                        COMPENSATION COMMITTEE REPORT ON
                             EXECUTIVE COMPENSATION

OVERVIEW AND PHILOSOPHY

     The Company's executive compensation policy is to provide compensation and benefit programs to enable it to attract and retain talented executives. Total compensation includes base salary, annual cash bonuses, long-term incentives and employee benefits. Guiding principles include offering competitive base salary and employee benefit packages compared to similarly capitalized companies with comparable operating results; annual cash bonuses based on individual contributions to financial results and strategic planning and long-term stock based incentives, helping to assure that management's interests are closely aligned with those shareholders. The Company seeks to reward outstanding executive performance contributing to superior operating results and enhanced shareholder value.

     The Board of Directors administers the Company's executive compensation policy through its Compensation Committee and the Compensation Committee's supervision of the determinations of the Company's senior executive officers on compensation matters. The base salary of the President and the Chief Executive Officer and the executive officers of the Company is determined by the Board of Directors acting on the recommendations of its Compensation Committee. The President and Chief Executive Officer recommends to the Compensation Committee the base salaries to be paid to all other executive officers.

     Annual cash bonuses are determined by action of the Board of Directors on recommendations made to it by its Compensation Committee. Stock options may be granted to key employees of the Company as determined by the Compensation Committee pursuant to the Company's 1993 Stock Option Plan.

REPORT OF 1998 COMPENSATION OF EXECUTIVE OFFICERS

     No bonuses were paid to executive officers because of the Company's financial results for the first year ended April 30, 1998. The Committee did, however, grant additional stock options. The Committee is of the opinion that stock options continue to provide substantial incentive to increase shareholder value and expects to grant additional options in future years.

REPORT OF 1998 COMPENSATION OF CHIEF EXECUTIVE OFFICER AND PRESIDENT

     The Compensation for the Company's President and Chief Executive Officer is set within the philosophy and policy identified above for all executive officers. In setting the salary and determining the bonus of the President and Chief Executive Officer of the Company, the Compensation Committee considered many factors, and paid particular attention to the Company's most recent financial results. Underscoring the philosophy of performance-based compensation, the Committee is of the opinion that there should be no change in Mr. Fairhead's base salary for the fiscal year beginning May 1, 1998, nor should he be entitled to a bonus for the fiscal year ended April 30, 1998. The Committee did, however, grant additional stock options to Mr. Fairhead.

     This report is submitted by the members of the Committee:

                                          William C. Mitchell (Chairman)
                                          Thomas W. Rieck
                                          Steven A. Rothstein

     Deductibility of Certain Executive Compensation. Section 162(m), added to the federal Internal Revenue Code by the Omnibus Budget Reconciliation Act of 1993 (the "Act"), denies publicly held corporations a deduction for compensation in excess of $1 million per year paid or accrued with respect to certain executives in taxable years beginning on or after January 1, 1994, except to the extent that such compensation qualifies for an exemption from that limitation.

     The deduction limitation has no effect on the Company's ability to deduct payments made (or deemed made for tax purposes) in fiscal 1998 to the named executive officers listed in the summary compensation table. The limitation, however, could affect the ability of the Company and its subsidiaries to deduct

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

compensation paid to such officers in fiscal 1998 and subsequent years. The Company intends to take appropriate action to comply with Act so that deductions will be available to it for all compensation paid to its executive officers to the extent practicable in fiscal 1998.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     All members of the Board of Directors participated in its deliberations concerning executive officers' compensation, except that Gary R. Fairhead did not participate in votes or deliberations concerning his compensation.

     Gary R. Fairhead, the President and Chief Executive Officer of the Company, is a member of CSI's Board of Directors. CSI is a shareholder of the Company and Messrs. Vyas and Patel are executive officers of CSI and directors of both CSI and the Company, and Mr. Rieck is a director of CSI and the Company.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based solely upon a review of the copies of such reports furnished to the Company of written representations that no other reports were required, the Company believes that during the 1998 fiscal year all filing requirements were complied with.

                              CERTAIN TRANSACTIONS

     During the year ended April 30, 1998, the Company purchased raw materials and leased operating and storage space in Elk Grove Village, Illinois from CSI, which owns beneficially approximately 15.6% of the Company's outstanding Common Stock. Purchases of raw materials were approximately $6,380,000 for the year ended April 30, 1998, with a net amount in trade accounts payable related to these purchases of approximately $915,475 at April 30, 1998. The Company leases space in Elk Grove Village, Illinois from CSI at a base rental of $33,500 per month with an additional $7,000 per month for real estate taxes. The lease requires the Company to pay maintenance and utility expenses. Rent and property tax expense totaled approximately $486,000 for the year ended April 30, 1998.

     The Company's investment in SMTU consists of a 42.5% ownership interest in SMTU, which was formed on September 15, 1994, in Fremont, California, as a joint venture to provide surface mount technology assembly services primarily to electronic original equipment manufacturers. During fiscal year 1995, the Company invested $49,500 in exchange for a 45% limited partnership interest in SMTU and $2,500 in SMT Unlimited, Inc. (SMT, Inc.), which is the general partner of SMTU, in exchange for 50% of its capital stock. During fiscal year 1997, the Company sold 2.5% of its interest to a key employee of SMTU. One of the limited partners of SMTU is also an equal shareholder of SMT, Inc., along with the Company. The Company made advances to SMTU in exchange for subordinated debentures in the face amount of $100,000 and $50,000 in 1997 and 1996, respectively (none in 1998). In 1996, the Company also made advances to SMTU in exchange for promissory notes in the face amount of $300,000. These promissory notes were converted into subordinated debentures during 1997. Debentures totaling $650,000 outstanding at April 30, 1998 bear interest at 8%, and are to be repaid on December 31, 1999. The remaining $400,000 of these debentures bear interest at 12% and are to be repaid on December 31, 2001. The Company guarantees lease payments of approximately $1,633,000 for SMTU. The Company has been indemnified by one of the other limited partners in the amount of $816,500 for the guaranteed lease payments. SMTU pays the Company a $12,500 monthly administrative fee for administrative services. In January 1998, the Company entered into a guaranty agreement with SMTU's lender to guaranty the obligation of SMTU under its revolving line of credit to a maximum of $500,000 plus interest and related costs associated with the enforcement of the guaranty. The Company may be released from its guaranty within 120 days of any fiscal year end if SMTU attains $500,000 of net profit after partnership distributions and specific cash flow levels as defined in the agreement. The Company has been indemnified by one of the limited partners for 50% of the obligation under this guaranty.

     During 1996, the Company invested $1,200 in exchange for a 12% limited partnership interest in Lighting Components, L.P. (LC) and invested $1,300 in Lighting Components, Inc., which is the general partner of LC, in exchange for 13% of its capital stock. At April 30, 1998, the Company had also made advances to LC in exchange for subordinated debentures and promissory notes totaling $280,000. Approximately $60,000 in subordinated debentures are due at various dates beginning on October 15, 2000 and approximately $220,000 of promissory notes are due on August 1, 2000. Both the subordinated debentures and promissory notes bear interest at 12% with interest payments beginning on August 1, 2000. The initial investment, subordinated debentures, promissory notes, and accrued interest totaling approximately $335,000 are included in other long-term assets in the accompanying balance sheet. In addition, the Company also has miscellaneous and trade receivables from LC recorded in the consolidated balance sheet at April 30, 1998 totaling approximately $491,000. The Company's receivables are secured by a security interest in substantially all of LC's assets. At April 30, 1998, the assets recorded in the Company's balance sheet were written down by approximately $360,000 to net realizable value leaving approximately $466,000 of assets in the consolidated balance sheet at April 30, 1998.

     At April 30, 1998, 1997 and 1996, the Company had non-interest bearing receivables of approximately $190,000, $205,000 and $223,000, respectively, for advances to a company in which the President and Chief Executive Officer of the Company is an investor.

                  PROPOSAL TO RATIFY SELECTION OF INDEPENDENT
                          CERTIFIED PUBLIC ACCOUNTANTS

     The firm of Ernst & Young LLP has audited the books and records of the Company since its inception and the Board of Directors desires to continue the services of this firm for the current fiscal year ending April 30, 1999. Accordingly, the Board of Directors will recommend at the Meeting that the stockholders ratify the appointment of the firm of Ernst & Young LLP to audit the accounts of the Company for the current fiscal year. Representatives of that firm are expected to be present at the Meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

     THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE IN FAVOR OF RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP.

                                 MISCELLANEOUS

     The Company's 1998 Annual Report to Stockholders is being mailed to stockholders contemporaneously with this Proxy Statement.

COST OF SOLICITATION

     All expenses incurred in the solicitation of proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited on behalf of the Company by directors, officers and employees of the Company or by telephone or telecopy. The Company will reimburse brokers and others holding Common Stock as nominees for their expenses in sending proxy material to the beneficial owners of such Common Stock and obtaining their proxies.

PROPOSALS OF SECURITY HOLDERS

     Proposals of security holders intended to be presented at the 1999 Annual Meeting must be received by the Company for inclusion in the Company's Proxy Statement and form of proxy relating to that meeting no later than April 16, 1999.

                                          By order of the Board of Directors.

                                          Linda K. Blake
                                          Secretary
Dated: August 14, 1998

                         SIGMATRON INTERNATIONAL, INC.
                              2201 LANDMEIER ROAD
                          ELK GROVE VILLAGE, IL 60007

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints Gary R. Fairhead, Linda K. Blake, Henry J. Underwood, Jr., and each of them, with full power of substitution, attorneys and proxies to represent the undersigned at the 1998 Annual Meeting of Stockholders of SIGMATRON INTERNATIONAL, INC. (the "Company") to be held at the Holiday Inn located at 1000 Busse Road, Elk Grove Village, Illinois at 10:00 a.m. local time, on Friday, September 18 1998, or at any adjournment thereof, with all power which the undersigned would possess if personally present, and to vote all shares of stock of the Company which the undersigned may be entitled to vote at said Meeting as follows:

1. ELECTION OF DIRECTORS
  [ ] FOR all nominees listed below
      (UNLESS NAME OF NOMINEE IS CROSSED OUT).

  [ ] WITHHOLD AUTHORITY to vote for all nominees listed below

                   John P. Chen                    D.S. Patel

2. PROPOSAL TO RATIFY THE SELECTION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS

  [ ] FOR            [ ] AGAINST            [ ] ABSTAIN

3. IN THEIR DISCRETION, ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING (which the Board of Directors does not know of prior to August 14,
   1998)

                Management recommends your vote FOR all proposals.

                    (Continued and to be Signed on Other Side)

                          (Continued from Other Side)

    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTORS, AND FOR THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS, AND WILL CONFER THE AUTHORITY IN PARAGRAPH 3.
    Receipt is hereby acknowledged of the Notice of the Meeting and Proxy Statement dated August 14, 1998, as well as a copy of the 1998 Annual Report to Stockholders.

                                              When signing as attorney,
                                              executor, administrator, trustee
                                              or guardian, please give title.
                                              Each joint owner is requested to
                                              sign. If a corporation or
                                              partnership, please sign by an
                                              authorized officer or partner.
                                              Please sign in the same manner as
                                              your certificate(s) is (are)
                                              registered.

                                              Dated , 1998.

                                              ----------------------------------
                                              (Signature of Stockholder(s))

                                              Please complete, date, sign and
                                              return this proxy in the envelope
                                              provided.